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                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                           PLATINUM TECHNOLOGY, INC.

                                      AND

                  LEARMONTH & BURCHETT MANAGEMENT SYSTEMS PLC.

                             DATED JANUARY 2, 1998
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                     AGREEMENT AND PLAN OF REORGANIZATION

  This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of January , 1998, by and between Platinum technology, inc., a Delaware corporation ("Purchaser"), and Learmonth & Burchett Management Systems Plc, a company incorporated in England and Wales under the Companies Acts 1948 to 1976 (the "Company").

                                   RECITALS

  A. The Boards of Directors of each of the Company and Purchaser believe that it is in the best interests of each company and their respective shareholders that the Company be acquired by Purchaser (the "Acquisition").

  B. Pursuant to such acquisition, among other things, the Ordinary Shares of the Company shall be cancelled in consideration of shares of Common Stock of Purchaser being issued to Company shareholders at the rate determined herein, new shares of the Company will be issued to Purchaser, and the Company will become a wholly-owned subsidiary of Purchaser.

  C. The Company and Purchaser desire to make certain representations and warranties and other agreements in connection with the Acquisition.

  D. The parties intend that, for purpose of the laws of the United Kingdom ("U.K."), the Acquisition be effected by way of a Scheme of Arrangement under
Section 425 of the U.K. Companies Act of 1985 (the "Companies Act") in the form set out in Exhibit A (the "Scheme," which term shall include the Scheme with or subject to any modification, addition or condition approved or imposed by the High Court of Justice in England and Wales (the "High Court") and agreed between the parties) and, for purposes of the laws of the United States, that this Agreement constitutes the adoption of a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

  NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. THE ACQUISITION

  1.1 THE ACQUISITION. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law") and Companies Act, the issued Ordinary Shares of the Company will be cancelled in consideration of shares of Common Stock of Purchaser being issued to Company shareholders at the rate determined herein, new shares of the Company will be issued to Purchaser, and the Company will become a wholly-owned subsidiary of Purchaser.

  1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the closing of the Acquisition shall take place, subject to satisfaction or (where permitted under the terms of this (Agreement) waiver of the conditions set forth in Article VI, at the time and date on which an office copy of the Order of the High Court approving the Scheme under Section 425 of the Companies Act and confirming under Section 137 of the Companies Act the reduction of capital provided for in connection with the Scheme shall have been duly delivered to the Registrar of Companies in England and Wales for registration, such Court Order shall have been registered by him and the Companies Registry has issued its certificate of registration of the Court Order (the "Effective Time").

  1.3 EFFECT ON CAPITAL STOCK. At the Effective Time:

    (a) Cancellation of Company Ordinary Shares. Each of the Company's Ordinary Shares of 10 pence each (the "Company Ordinary Shares") (i) in issue at 6:00 p.m. (London time) on the last business day prior to the date of the meeting of holders of such Company Ordinary Shares convened pursuant to an Order

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  of the High Court to approve the Scheme (or, if such meeting should be adjourned to a later date, on the last business day prior to that later date); and (ii) if any, issued thereafter and before 6:00 p.m. (London time) on the last business day before the hearing of the petition to sanction the Scheme (the "Hearing Date") on terms that the holder thereof is bound by the Scheme (together, the "Scheme Shares") will be cancelled, and in consideration for the cancellation of the Scheme Shares, Purchaser shall allot and issue to each of the persons who at 6:00 p.m. (London time) on the business day immediately preceding the Effective Time (the "Record Date") is the registered holder of Scheme Shares that number of shares (the "Conversion Shares") of Common Stock, par value $0.001 per share, of Purchaser (the "Purchaser Common Stock") which is determined by multiplying the number of Scheme Shares held by such person on the Record Date by
  0.1047 (the "Exchange Ratio").

    (b) Issuance of Ordinary Shares to Purchaser. Forthwith and contingently upon the said cancellation of capital taking effect: (i) the share capital of the Company shall be increased to its former amount by the creation of such number of ordinary shares of 10 pence each as shall be equal to the number of Scheme Shares cancelled; and (ii) the Company shall apply the reserve arising as a result of such cancellation of capital in paying up in full at par the ordinary shares of 10 pence each so created which shall be allotted and issued credited as fully paid to Purchaser.

    (c) Employee Stock Purchase Plan. The Company has not, and shall not, commence any "option periods" under its 1996 U.S. Employee Stock Purchase Plan (the "Stock Purchase Plan") after December 31, 1997, shall apply all amounts deducted and withheld thereunder on or prior to December 31, 1997 to purchase Company Ordinary Shares in accordance with the provisions thereof, and shall suspend the Stock Purchase Plan as of December 31, 1997 until the Effective Time. Purchaser shall have no obligation or duty in respect of the Stock Purchase Plan or the rights granted thereunder.

    (d) Adjustments to the Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Ordinary Shares), reorganization or other like change with respect to Purchaser Common Stock or Company Ordinary Shares occurring after the date hereof and prior to 6:00 p.m. (London Time) on the last business day before the Hearing Date.

    (e) Fractional Shares. No fraction of a share of Purchaser Common Stock will be issued by virtue of the Scheme, but in lieu thereof each holder of shares of Scheme Shares who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock to be received by such holder) shall receive from Purchaser an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $24.06 (the "Closing Share Value").

  1.4 ISSUANCE OF PURCHASER COMMON STOCK.


  (a) Exchange Agent. The Harris Trust and Savings Bank, or another similar institution selected by Purchaser, shall act as the exchange agent (the "Exchange Agent") in the Acquisition.

  (b) Intentionally left blank.

  (c) Exchange Procedures. Promptly after the Effective Time (and in any event within 21 days thereafter), Purchaser shall cause to be mailed to each person who was at 6:00 p.m. (London time) on the Record Date the registered holder of the Scheme Shares a certificate representing the number of whole shares of Purchaser Common Stock and a check in payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.3 (e) (in the case of joint holders, made payable to the first named joint holder).

  (d) No Liability. Notwithstanding anything to the contrary in this Section
1.4 none of the Exchange Agent, the Company or Purchaser shall be liable to a holder of shares of Purchaser Common Stock or Company Ordinary Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law, nor shall they be responsible for any loss in the transmission of documents of title or failure of the applicable postal system(s) for items sent in accordance with Clause 2.3 of the Scheme.

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  1.5 NO FURTHER OWNERSHIP RIGHTS IN COMPANY ORDINARY SHARES. All shares of
Purchaser Common Stock issued in consideration for the cancellation of the Scheme Shares in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Ordinary Shares and there shall be no further registration of transfers on the records of the Company of Company Ordinary Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company for any reason, they shall be cancelled as provided in this Article I.

  1.6 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that, for purposes of U.S. law, the Acquisition shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a pooling of interests.

  1.7 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Company and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Purchaser, subject to the exceptions disclosed in writing in the disclosure letter supplied by the Company to Purchaser (the "Company Schedules") which identifies the Section numbers hereof to which the disclosures pertain and which is dated as of the date hereof, as set forth below. As used herein, the term the "Company" includes the Company and each direct and indirect subsidiary of the Company, unless otherwise provided.

  2.1 ORGANIZATION OF THE COMPANY. The Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it, except to the extent that the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company (as hereinafter defined). The Company Schedules contain a true and complete list of all of the Company's subsidiaries, the jurisdiction of organization of each subsidiary and each jurisdiction in which the Company or any subsidiary is authorized to do business. Except as set forth in the Company's Schedules, the Company owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries. Except as set forth in the Company Schedules, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity. Except for those subsidiaries listed in the Company Schedules as specifically not having had their governing instruments delivered or available to Purchaser ("Missing Subsidiaries"), the Company has delivered or made available to Purchaser a true and correct copy of the Memorandum of Association and Articles of Association of the Company, and Certificate (or Articles) of Incorporation and Bylaws, or similar governing instruments of each of its subsidiaries, each as amended to date. Each of the Missing Subsidiaries is currently not conducting any business.

  2.2 COMPANY CAPITAL STRUCTURE. The authorized share capital of the Company consists of 33,500,000 Company Ordinary Shares, 10 pence each, of which there were 26,153,738 such shares issued as of the date hereof. Of the Company Ordinary Shares issued and allotted credited as fully paid, a total of 16,098,849 are represented by 8,049,424 American Depository Shares ("ADSs") as of December 12, 1997. All shares of Company Ordinary Shares are duly authorized, validly issued and allotted, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Memorandum of Association or Articles of Association of the Company or any agreement or document to which the Company is a party or by which it is

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bound. As of the date hereof, the Company had reserved 6,934,483 Company
Ordinary Shares, net of exercises, for issuance to employees and directors pursuant to the Company's 1996 Equity Incentive Plan, the Executive Share Option Scheme and ESOP Share Option Scheme (collectively referred to herein as the "Company Share Option Plans"), under which options are outstanding for 4,506,904 shares of Company Ordinary Shares (vested and unvested options under the Company Share Option Plans are referred to herein as the "Company Options"). All shares of Company Ordinary Shares, subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. The Company Schedules include a list as of the date hereof of all issuances of share capital by the Company since November 1, 1995 (other than issuances pursuant to any options under the Company Share Option Plans and the Company's Stock Purchase Plan referred to above) and also list for each outstanding option as of the date hereof, the following: (i) the name of the holder of such option, (ii) the number of shares subject to such option, (iii) the exercise price of such option, (iv) any repricing of options which has taken place since November 1, 1995, (v) the number of shares as to which such option will have been vested at the date hereof, and (vi) the vesting for the remainder of the shares covered by such option as of the date hereof and future dates. The Company Schedules also include a list of all of the participants in the Stock Purchase Plan and the number of shares of Company Ordinary Shares (or ADSs) which will be issuable to the participants therein for the option period ended December 31, 1997 (assuming the purchase price of such shares to be 85% of the fair market value of the Company Ordinary Shares on the first day of the current option period). There is no current option period under the Stock Purchase Plan, the most recent option period thereunder having expired on December 31, 1997, and except for the issuances of Company Ordinary Shares (or ADSs) with respect to option period ended December 31, 1997, there will be no further issuances under the Stock Purchase Plan until this Agreement is terminated. Except as set forth in the Company Schedules, since April 30, 1997, there have been no changes in the capital structure of the Company other than issuances of Company Ordinary Shares (i) upon the exercise of options granted under the Company Share Option Plans and (ii) pursuant to the Stock Purchase Plan.

  2.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in
Section 2.2 hereof, there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, and except as set forth on the Company Schedules, there are no equity securities of any class of any subsidiary of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 hereof, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional share capital of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of the Company, except as set forth in the Company Schedules, there are no voting trusts, proxies or other agreements or understandings with respect to the share capital of the Company.

  2.4 AUTHORITY; NO CONFLICTS.

  (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining requisite shareholder approvals and sanction by the High Court of Justice of England and Wales (the "High Court"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to (i) the approval of the Acquisition as a Scheme under Section 425 of the Companies Act 1985 pursuant to U.K. law, by the vote of a majority in number, representing three-fourths in value, of the shareholders who vote (either in person or by proxy) at the meeting of the shareholders convened in accordance with the direction of the High Court for the purpose of considering and approving the Acquisition (the "Court Meeting"), (ii) the passing of a special resolution (the "Resolution") approving the entering into of this Agreement, approving the reduction of the Company's share capital in

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connection with the Acquisition, and creating and authorizing the issue of necessary Ordinary Shares of the Company to be issued to Purchaser and amending the Company's Articles of Association in accordance with Section 5.19 hereof, at an Extraordinary General Meeting of the Company (the "General Meeting"), (iii) sanction of the Acquisition as a Scheme, and confirmation of the reduction of capital involved therein, by the High Court, and (iv) registration of the Order of the High Court regarding the Scheme with the Registrar of Companies. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

  (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Memorandum of Association, Articles of Association of the Company, or the Certificate (or Articles) of Incorporation, as amended, or Bylaws, as amended, or similar governing instruments of any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement disclosed or required to be disclosed in the Company Schedules pursuant to Section 2.14 or Section 2.15, which conflict, violation or default would, individually or collectively, be material or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any of its subsidiaries or their respective properties or assets, which conflict, violation or default would, individually or collectively, be material.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any U.S., U.K. or other foreign court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), (ii) the filing of a Form S-4 Registration Statement with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (iii) the direction of the High Court to convene the Court Meeting and the sanction of the Scheme and the confirmation of the reduction of capital involved therein by the High Court, (iv) registration of the Order of the High Court regarding the Scheme with the Registrar of Companies, (v) the filing of the Proxy Statement (as defined in Section 2.28 hereof) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (vi) the filing of a Form 8-K with the SEC, and (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, which is not obtained or made would have a Material Adverse Effect on the Company.

  2.5 SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

  (a) The Company has filed all forms, reports and documents required to be filed with the SEC since April 30, 1996, and has made available to Purchaser in the form filed with the SEC (i) its Annual Report on Form 10-K for the fiscal years ended April 30, 1996 and 1997, (ii) its Quarterly Reports on Form 10-Q for the periods ended July 31, 1997 and October 31, 1997 (the "October 1997 10-Q"), (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since October 31, 1996, (iv) all other reports or registration statements filed by the Company with the SEC since October 31, 1996, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC. All such required forms, reports and documents (including those enumerated in clauses (i) through (v) of the preceding sentence) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or

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omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth above or in the Company's Schedules, neither the Company nor any of its subsidiaries is required to file any forms, reports or other documents with the SEC or with any similar foreign Governmental Entity with respect to the Company's or its subsidiaries securities.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including any Company SEC Reports filed after the date hereof until the Effective Time, (x) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and (z) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements are were or are subject to normal and recurring year-end adjustments, which as to the October 1997 10-Q are not expected to be material in amount. The audited balance sheet of the Company contained in the Company SEC Reports as of April 30, 1997 is hereinafter referred to as the "Company Balance Sheet."

  (c) There are no amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC but which are required to be filed.

  2.6 ABSENCE OF CERTAIN CHANGES OF EVENTS. Since the date of the Company Balance Sheet, except as disclosed in the Company's 10-Q's as of July 31, 1997 and October 31, 1997, and except with respect to the actions contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company or any development that reasonably would be expected to have a Material Adverse Effect on the Company; (ii) any damage, destruction or loss (whether or not covered by insurance) on the Company having a Material Adverse Effect on the Company; (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; and (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any campaign being conducted to solicit authorization from employees to be represented by such labor union. In this Agreement, the term "Material Adverse Effect" used in connection with a party or any of such party's subsidiaries means any event, change or effect that is, or reasonably can be expected to be, materially adverse to the financial condition, properties, assets, liabilities, businesses, operations, or results of operations of such party and its subsidiaries, taken as a whole.

  2.7 BOOKS AND RECORDS. The stock record books of the Company are complete and correct and all other material records of the Company have been maintained in accordance with sound business practices. All Company minute books, stock record books and other material records have been made available to Purchaser. The minute books of the Company contain complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the boards of directors, and committees of the boards of directors of the Company, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Effective Time, all of those books and records will be in the possession of the Company. The Company Schedules contain a complete and accurate list of the top 15 customers or licensees of the Company, based on total license revenues for the fiscal year ended April 30, 1997.

  2.8 CONDITION AND SUFFICIENCY OF ASSETS. To the knowledge of the Company, the material equipment and other tangible personal property used by the Company in the conduct of its business, and the hearing, ventilation, and air-conditioning systems at each of the Company's facilities, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and are sufficient for the continued conduct of the Company's business after the Effective Time in substantially the same manner as conducted prior to the Effective Time.

  2.9 ACCOUNTS RECEIVABLE. The accounting records of the Company, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. For purposes of this Agreement, the term "Accounts Receivable" shall mean all accounts receivable of the Company that are reflected on the Company Balance Sheet or on the accounting records of the Company as of the Effective Time. All Accounts Receivable that represent trade receivables represent or will represent as of the Effective Time valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Substantially all Accounts Receivable of the Company are trade receivables. Unless paid prior to the Effective Time, the Accounts Receivable are or will be as of the Effective Time collectible in accordance with past practice net of the respective reserves shown on the Company Balance Sheet or on the accounting records of the Company as of the Effective Time (which reserves shown on the Company Balance Sheet are adequate and determined consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or contractual right of set-off, other than returns in the ordinary course of business, with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Company Schedules relating to Accounts Receivable contains a complete and accurate list of all Accounts Receivable as of November 30, 1997 which list sets forth (i) the aging of such Accounts Receivable, (ii) with respect to Accounts Receivable for consulting services, the type of contract underlying such obligation (such as fixed-price or time and expense or a combination or variation thereof), and (iii) with respect to Accounts Receivable which arise from fixed-price consulting contracts, the amount by which the fixed-price deviates from the actual fees and disbursements incurred in connection with the contract. The Company Schedules set forth a description of the standard billing practices of the Company with respect to consulting services, including, without limitation, the billing periods and the types of contracts (such as fixed-price or time and expense or a combination or variation thereof). The Company Schedules set forth the fees and disbursements accrued but not yet billed by the Company as of November 30, 1997 ("Accrued Fees"). Except as set forth in the Company Schedules, all of the Accrued Fees are billable and collectible by the Company.

  2.10 NO UNDISCLOSED LIABILITIES. Except as set forth in the Company Schedules, and except as set forth in the unaudited balance sheet of the Company included in the October 1997 10-Q, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than liabilities or obligations reflected or adequately reserved against in the Company Balance Sheet, current liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, and obligations under executory contracts that are set forth in the Company Schedules and that are not required to be so set forth and which obligations are to be performed in the ordinary course of business, which obligations are apparent from the plain reading of such contracts (none of which matters is a liability resulting from a breach of contract, breach of warranty, tort, infringement or lawsuit).

2.11 TAXES.

  (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.


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  (b) Tax Returns and Audits. Except as disclosed in the Company Schedules:

    (i) The Company and each of its subsidiaries has filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries. All Taxes required to be paid by the Company and its subsidiaries payment for which is due on or before the date hereof have been paid, except for any failure to pay that would not have a Material Adverse Effect on the Company.

    (ii) Except to the extent that it would not have a Material Adverse Effect on the Company, The Company and each of its subsidiaries has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld by any Governmental Entity.

    (iii) Except to the extent that it would not have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries is currently delinquent in the payment of any Tax. Except as set forth on the Company's Schedules, there is no Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any tax.

    (iv) Neither the Company nor any of its subsidiaries have received written or, to its knowledge, oral notice that any audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified in writing or, to its knowledge, orally, of any request for such an audit or other examination.

    (v) Neither the Company nor any of its subsidiaries has any liability for unpaid federal, state, local or foreign Taxes which has not been accrued for or reserved on the Company Balance Sheet, in accordance with GAAP, which is material to the Company. There are no liens for Taxes on the assets of the Company or of any of its subsidiaries other than Taxes not yet due and payable.

    (vi) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

    (vii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
  Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

    (viii) The Company is not, and has not been during the applicable period specified in Section 897(i)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 8997(c)(2) of the Code.

    (ix) Neither the Company nor any of its subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements.

    (x) Neither the Company nor any of its subsidiaries has ever been a member of an affiliate group of corporations within the meaning of Sections 1504 of the Code filing a consolidated federal income Tax Return.

    (xi) None of the assets of the Company or any of its subsidiaries is property that the Company of any of its subsidiaries is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

    (xii) None of the assets of the Company or any of its subsidiaries directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

    (xiii) Except as set forth in the Company Schedules, neither the Company nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

    (xiv) Neither the Company nor any of its subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

    (xv) Except as set forth in the Company Schedules, neither the Company nor any of its United States subsidiaries has or, within the last three (3) years, had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

    (xvi) Except as set forth in the Company Schedules, neither the company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that is or, to its knowledge, could reasonably be treated as a partnership for federal income tax purposes.

  2.12 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as disclosed in the Company Schedules, there is no agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries or the Company Intellectual Property Rights (as defined in Section 2.14), which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current or currently proposed business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

  2.13 ABSENCE OF LIENS AND ENCUMBRANCES. Except as disclosed in the Company Schedules, the Company and each of its subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible), necessary for the conduct of its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for taxes not yet due and payable.

2.14 INTELLECTUAL PROPERTY.

  (a) The Company or its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, sell or license all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, trade secrets, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding in each case Commercial Software as defined in Paragraph
(i) below) that are material to the business of the Company as currently conducted (the "Company Intellectual Property Rights").

  (b) The Company Schedules set forth a list of all patents, trademarks, copyrights, trade names and service marks, included in the Company Intellectual Property Rights, and specify, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. No person or entity has any right of renewal, reversion, or termination with respect to any patents, trademarks, copyrights, trade names or service marks included in the Company Intellectual Property Rights or any rights thereunder. Except as listed in the Company Schedules, none of the Company's currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices, nor, to the knowledge of the Company, has the Company been requested to make any such registration, and the Company has made no application for such copyright.

  (c) The Company Schedules set forth a complete list of all licenses, sublicenses and other agreements as to which the Company or any of its subsidiaries is a party (as licensor, licensee or otherwise) and pursuant to which the Company or any other person is authorized to use, sell, or license any Company Intellectual Property Rights (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) or other trade secret material to the Company, and includes the identity of all parties thereto. Neither the Company nor any of its subsidiaries is in material violation of any license, sublicense or agreement described on such list or under any End-User License. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company nor any of its subsidiaries to be in any violation or default under any such license, sublicense or agreement, nor limit in any way the Company's ability to conduct its business or use or provide the use of the Company Intellectual Property Rights or intellectual property rights of others.

  (d) Except for Embedded Products (as hereinafter defined), for which the Company has valid non-exclusive licenses which are disclosed in the Company Schedules and which are adequate for the Company's business as presently conducted, (and except for trademarks, service marks, know-how, trade secrets, for which this representation and warranty is given to the best of the Company's knowledge), the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used.

  (e) Except as disclosed in the Company Schedules, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, threatened by any person, nor, to the knowledge of the Company, are there any valid grounds for any claims, (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company or any of its subsidiaries as now manufactured, sold or licensed or used in development or otherwise or proposed for manufacture, use, sale or licensing by the Company or any of its subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret, or requires the Company to pay any amounts on account of any such sale, license or use other than pursuant to its contractual obligations, (ii) against the use by the Company or any of its subsidiaries of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted or in development or otherwise as proposed to be conducted by the Company, or (iii) challenging the ownership by the Company or any of its subsidiaries, validity or effectiveness of any of the Company Intellectual Property Rights.

  (f) All registered trademarks, service marks and copyrights held by the Company or any of its subsidiaries are valid and subsisting. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. Neither the Company nor any of its subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing of any of the Company Intellectual Property Rights or product. Neither the Company nor any of its subsidiaries has entered into any agreement (other than exclusive distribution agreements identified as such in the Company Schedules) under which the Company or its subsidiaries is restricted from selling, licensing or otherwise distributing any products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

  (g) The Company has heretofore delivered to Purchaser copies of its standard form End-User License. Except as disclosed in the Company Schedules, the Company has not entered into any End-User Licenses which contain terms materially different than as set forth in the standard form of such agreements made available to Purchaser.

  (h) The Company has taken all reasonable security measures to safeguard and maintain the secrecy, confidentiality and value of, and its property rights in, all Company Intellectual Property Rights. All consultants of the Company or any of its subsidiaries have executed and delivered to the Company or any of its subsidiaries an agreement regarding the assignment to the Company or any of its subsidiaries of all Company Intellectual Property Rights arising from the services performed for the Company or any of its subsidiaries by such persons. No current or prior officers, employees or consultants of the Company claim any ownership interest in any Company Intellectual Property Right as a result of having been involved in the development of such property which employed by or consulting to the Company, or otherwise. Except as set forth in the Company Schedules and except for the Embedded Products, all of the Company Intellectual Property Rights have been developed by employees of the Company, within the scope of their employment.

  (i) "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to the Company pursuant to end-user licenses and which are used in the

Company's business. The Company Schedules set forth the following with respect to Commercial Software: (i) a complete list of all Commercial Software which is a component of or incorporated in or specifically required to develop or support any of the Company's products and related trademarks, technology and know-how ("Embedded Products"), and (ii) a list of any restrictions on the Company's or its subsidiaries' unrestricted right to use the Embedded Products. Each of the Company or its subsidiaries is licensed or otherwise possesses legally enforceable rights to use, sell and/or license the Embedded Products as now, or proposed to be, used, sold and/or licensed, and neither the Company nor any of its subsidiaries is in violation of any license, sublicense or agreement with respect to an Embedded Product, except such violations as do not materially impair the Company's or any of its subsidiaries' rights under such licenses, sublicenses or agreements.

  (j) The Company Schedules contain a complete list of all software products
(i) published and/or distributed by the Company or any of its subsidiaries (the "Company Published Products"), and (ii) under development or consideration by the Company or any of its subsidiaries with a scheduled public availability date on or prior to April 30, 1998 (the "Company Products Under Development" and, collectively with the Company Published Products, referred to as the "Company Products"). In addition, the Company Schedules set forth:

    (i) for the Company Products: (A) a list of all material contracts and agreements (including, without limitation, all development, trademark license, technology license, distribution or other agreements) relating to the Company Products (to the extent not already listed on another Company Schedule and excluding End-User Licenses); and (B) the advances paid or payable, and the royalties payable, to any third parties with respect to such Company Products;

    (ii) for each Company Product Under Development, the currently scheduled public availability date (which the Company believes as of the date hereof to be reasonable); and

    (iii) a list of revenues of the Company by Company Product Group for each of the last three fiscal years.

  (k) Neither the Company or any of its subsidiaries use any software development tools, not entirely developed internally in the development of any Company Products, except for tools that are generally available and are used in their generally available form, (such as standard compilers).

  (l) There are no defects in the Company Published Products, and there are no errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Company's software products (collectively, the "Design Documentation"), which defects or errors would in any material respect affect the Company's or any licensee's use of such software products or the functioning of such software products in accordance with the specifications therefor published by the Company; the Company's Published Products have all the features described in the Design Documentation or advertisements and materials made available to the Company's customers; and the Company's Published Products do not contain any "back door", "timebomb", "Trojan Horse", "worm", "drop dead device", "virus" (as these terms are commonly used in the computer software industry) or other software routines or hardware components designed to permit unauthorized access, to disable or erase software, hardware or data or to perform any other similar type of function. The occurrence in or use by the Company Published Products and Company Intellectual Property rights used internally, of dates on or after January 1, 2000 (the "Millennial Dates") will not adversely affect the performance of the software with respect to date dependent data, computations, output or other functions (including, without limitations, calculating, computing and sequencing) and the software will create, sort and generate output data related to or including Millennial Dates without errors or omissions.

  (m) No government funding or university or college facilities were used in the development of the Company's software products and the software was not developed pursuant to any contract or other agreement with any person or entity except pursuant to contracts or agreements listed in the Company Schedules.

  (n) The Company Schedules list all warranty claims (including any pending claims) related to the Company's products and the nature of such claims. Except as set forth in the Company Schedules, the Company has made no oral or written representations or warranties with respect to its products or services.

  2.15 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in the Company Schedules or in the schedule of Exhibits to the SEC Reports, neither the Company nor any of its subsidiaries has, nor is it a party to nor is it bound by:

    (a) any collective bargaining agreements;

    (b) any employment or consulting agreement, contract or commitment (including royalty agreements with employees) not terminable by the Company on thirty days notice without liability, except to the extent general principles of wrongful termination or other employment law may limit the Company's ability to terminate employees at will;

    (c) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

    (d) any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party in excess of, or which could result in a payment of, $50,000 individually or in the aggregate, and any agreement or guarantee between the Company and of its officers or directors, irrespective of the amount of such agreement or guarantee;

    (e) Any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business, complete with any person, or sell any product, or following the consummation of the Acquisition would so limit Purchaser or the Company;

    (f) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000;

    (g) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business (within the last 3 years) or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

    (h) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors in an amount not exceeding $50,000);

    (i) any joint marketing or development agreement (including any agreements with independent contractors);

    (j) any distribution, sales representative, reseller, or value-added reseller agreement, including in such Company Schedules an indication of those distributors, sales representatives, resellers or value-added resellers who have not met the quotas established in accordance with those agreements or whose agreements are otherwise currently terminable;

    (k) any other agreement, contract or commitment (excluding real and personal property leases) which involves payment by the Company of $50,000 or more in any twelve (12) month period or $100,000 in the aggregate and is not cancelable without penalty within thirty (30) days;

    (l) any escrow agreements involving Company Intellectual Property Rights (including source code escrow agreement);

    (m) any agreements to register its securities, or

    (n) any other material agreements, contracts or commitments.

  In addition, the Company Schedules set forth a description of all material proposed agreements, contracts and commitments which the Company or any of its subsidiaries is currently negotiating with any third party and which, if entered into, would be required to be included in the Company Schedules.

  2.16 NO DEFAULT. Except as disclosed in the Company Schedules, neither the Company nor any of its subsidiaries has breached, or received in writing any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment listed or required to be listed on the Company Schedules pursuant to Section 2.14 or Section 2.15, in such manner as would permit any other party to cancel or terminate the same or would permit any other party to seek material damages from the Company thereunder, or would otherwise materially adversely affect the Company's rights thereunder. Each of such agreements, contracts and commitments that has not expired or been terminated in accordance with its terms is in full force and effect and, except as otherwise disclosed, is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company pursuant thereto.

  2.17 GOVERNMENTAL AUTHORIZATION. The Company holds all permit, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the Company's business as currently conducted (the "Company Permits"). The Company is in compliance with the terms of the Company Permits, except for violations or possible violations which in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not have a Material Adverse Effect on the Company. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

  2.18 LITIGATION. Except as disclosed in the Company Schedules, there is no suit, action, arbitration, demand, claim or proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries; nor is there any judgement, decree, injunction, rule or order or any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries. To the knowledge of the Company, there are no facts which could reasonably form the basis of any material claim against the Company or any of its subsidiaries. The Company has made available to Purchaser or its counsel correct complete copies of all correspondence prepared by its counsel for the Company's auditors in connection with the last two completed audits of the Company's financial statements and any such correspondence since the date of the last such audit.

  2.19 INSURANCE. The Company Schedules contain a complete and accurate list of all insurance policies (including "self-insurance" programs) now maintained by the Company (the "Insurance Policies") and all claims made, or with respect to which the Company had continuing obligations, under any such current or prior insurance policies during the past two (2) years. All of the Company's prior insurance policies were "claims made" policies. The Insurance Policies are in full force and effect, the Company is not in default under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied. All of the Insurance Policies will be maintained in full force and effect until the Effective Time.

  2.20 HEALTH, SAFETY AND ENVIRONMENT.

  (a) No Hazardous Material. The Company has never generated, transported, treated, stored, disposed of or otherwise handled any Hazardous Materials (as Hereinafter defined) at any site, location or facility in connection with its business, its assets or its owned or leased premises ("Company Premises") and, to the knowledge of the Company, no such Hazardous Materials are present on, in or under the Company Premises used in connection with the business or operations of the Company, and, to the knowledge of the Company, such property does not contain (including without limitation, containment by means of any underground storage tank) any Hazardous Materials in violation of any applicable Environmental and Safety Requirements (as hereinafter defined). There are no underground storage tanks on the Company Premises.

  (b) Compliance. The Company is (i) in compliance with all applicable Environmental and Safety Requirements, and (ii) possesses all required permits, licenses, certifications and approvals and has filed all notices or applications required thereby or pertaining thereto, except where the failure so to comply, possess or file would not have a Material Adverse Effect on the Company.

  (c) No Actions or Proceedings. The Company has never been subject to, or received any notice (written or oral) of, any private, administrative or judicial inquiry, investigation, order or action, or any notice (written or oral) of any intended or threatened private, administrative, or judicial inquiry, investigation, order or action relating to the presence or alleged presence of Hazardous Materials in, under or upon the Company Premises; and there are no pending or, to the Company's knowledge, threatened investigations, actions, orders or proceedings (or notices of potential investigations, actions, orders or proceedings) from any governmental agency or any other entity regarding any matter relating to Environmental and Safety Requirements.

  (d) Other Condition. To the Company's knowledge, no facts, events or conditions with respect to the past or present operations or facilities of the Company exist which could reasonably be expected to interfere with or prevent continued compliance with, or could give rise to any material common law or statutory liability or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation against or involving the Company or the Company Premises under any Environmental and Safety Requirements or related common law theories based on any such fact, event or circumstance, including, without limitation, liability for investigation costs, cleanup costs, personal injury or property damage.

  (e) Definitions. For purposes of this Agreement, "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, laws, rules, regulations, codes, ordinances, orders, standards, permits, licenses, actions, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to protection, preservation or conservation of the environment and public or worker health and safety, all as amended, hereafter amended or reauthorized. For purposes of this Agreement, "Hazardous Materials" means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601 et seq.; (ii) hazardous wastes as defined by the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. (S)2011 et seq.; (v) asbestos in any form or condition; (vi) polychlorinated biphenyls ("PCBs"); and (vii) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

  2.21 LABOR MATTERS. The Company has complied in all material respects with all applicable laws, and there is no allegation, charge or complaint or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its officers, directors or employees, relating to the employment of labor, including with respect to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and other taxes, workers compensation or long term disability, and the Company has no knowledge of any basis for any such allegation, charge, complaint or proceeding. There has never been, there is not presently pending or existing, and to the Company's knowledge there is not threatened, any strike, slowdown, picketing, work stoppage, labor arbitration, or proceeding in respect of the grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable governmental authority, organizational activity, or other labor dispute against or affecting the Company, and no application for certification of a collective bargaining agent is pending or, to the Company's knowledge, threatened. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. Neither the Company nor any of its subsidiaries has given to or received from any current employee of the Company or any of its subsidiaries notice of termination of employment or has the knowledge that any such employee intends to terminate such employment. The Company and each of its subsidiaries has good labor relations and has no knowledge of any facts that would indicate that the consummation of this transaction hereby will have a Material Adverse Effect on labor relations.

2.22 EMPLOYEE BENEFIT PLANS.

  (a) Except as is described in the Company Schedules with respect to current employees, former employees, independent contractors or any other persons, or the beneficiaries or dependents thereof, neither the Company nor any current or former Company Plan Affiliate (as hereinafter defined) has at any time maintained, made contributions to or had any other liability with respect to any of the following (whether written or unwritten and whether or not terminated): (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA (as hereinafter defined), including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan and sick leave; (ii) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, including, but not limited to, any non-qualified deferred compensation or retirement plan or arrangement, any excess benefit plan, top hat plan or any qualified defined contribution or defined benefit arrangement; or (iii) any other plan, policy, program, arrangement or agreement providing benefits or perquisites to employees, former employees, directors, independent contractors or other persons, or the dependents or beneficiaries thereof, including, but not limited to, any severance agreement or plan, any material fringe benefit plan or program, any bonus or incentive plan, personnel policy, vacation time, holiday pay, service award, stock option, restricted stock, stock bonus, deferred bonus plan, salary reduction agreement, cafeteria plan or change-of-control agreement, any of the foregoing of which could result in Purchaser or the Company having any material liability, whether direct or indirect.

  (b) Except as specifically provided for in this Agreement, each Company Employee Benefit Plan (as hereinafter defined) and any related contract, insurance policy or other agreement or documentation necessary or appropriate for the customary operation of such plan, policy or agreement shall not be terminated or otherwise made inoperable or ineffective by the consummation of the transactions contemplated by this Agreement.

  (c) A complete copy of each written Company Employee Benefit Plan as amended to the date hereof, together with audited financial statements and/or actuarial reports for the three (3) most recent plan years, if any; each trust agreement, insurance contract, if any, or any other funding vehicle with respect to each such plan; the most recent determination letter or recognition of exemption and each other material letter, ruling or notice issued by a Governmental Entity with respect to such plan, if any; the Form 5500 Annual Report and any related schedules or attachments for the three (3) most recent plan years; each summary plan description or summary of material modifications; and each and any general explanation or communication which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials; have been delivered to Purchaser. A description of the material terms of any unwritten Company Employee Benefit Plan or of any material oral or otherwise unwritten amendment or modification to any Company Employee Benefit Plan, is set forth in the Company Schedules.

  (d) Except to the extent that the failure to do so would not result in a material liability to the Company, each Company Employee Benefit Plan (i) has been and currently complies in form and in operations in all respects with all applicable requirements of ERISA, the Code and applicable U.K. law, and the regulations, administrative rulings and case law promulgated thereunder; (ii) has been and is in compliance with the reporting and disclosure requirements of applicable Federal, state and applicable U.K. laws and regulations and administrative rulings and case law promulgated thereunder; (iii) has been and is operated and administered in compliance with its terms (except as otherwise required by law); and (iv) has been and is operated, administered, maintained and funded in compliance with the applicable requirements of the Code, ERISA, and applicable U.K. law, in such a manner as to qualify, where appropriate, for both Federal, state and U.K. law purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. Each Company Employee Benefit Plan has, if appropriate or intended, received a favorable determination letter or recognition of exemption from the Internal Revenue Service ("Service") or similar U.K. Governmental Entity, upon which it may rely.

  (e) With respect to each Company Employee Benefit Plan, there are no actions, suits or investigations or claims pending or, to the Company's knowledge, threatened with respect to the assets thereof (other than routine claims for benefits), and, to the Company's knowledge, there are no facts which could reasonably give rise to any liability, action, suit, investigation, or claim against any Company Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Company Employee Benefit Plan or the assets of any such Company Employee Benefit Plan.

  (f) With respect to each Company Employee Benefit Plan, no person: (i) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder;
(ii) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (iii) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plan; or (iv) engaged in any transaction with respect to such plan which could subject either Purchaser, the Company, or any Plan Affiliate or Purchaser or the Company, or any fiduciary or plan administrator or any other person dealing with any such plan to liability under Sections 409 or 502 of ERISA or Sections 4972 or 4975 through 4980B of the Code.

  (g) Each Company Employee Benefit Plan may be amended, terminated, modified or otherwise revised by the Company or Purchaser, on and after the Closing, without further liability to the Company or Purchaser, except in the case of an "employee pension benefit" as defined in Section 3(2) of ERISA, the foregoing is true only with respect to benefits not yet accrued. For purposes of this paragraph, termination of a Company Employee Benefit Plan includes the requirement of a cessation of liability for claims incurred after the termination date regardless of any status having been obtained or achieved.

  (h) Neither the Company nor any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Employee Benefit Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or is subject to Title IV of ERISA or the funding requirements of Section 412 of the Code.

  (i) Neither the Company nor any current or former Company Plan Affiliate has ever maintained or contributed to or obligated itself to make contributions to (or had any other liability with respect to) any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees, their spouses or dependents or any other persons (except for severance and limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

  (j) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to each Company Employee Benefit Plan have been appropriately filed or distributed to participants, and the requirements of COBRA have been satisfied with respect to each Company Employee Benefit Plan.

  (k) there has been no oral or written communication or explanation with respect to any Company Employee Benefit Plan which would materially revise or amend any such plan, which has not previously been delivered or disclosed to Purchaser.

  (l) all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the date hereof for each Company Employee Benefit Plan (including periods from the first day of the then current plan year to the date hereof) shall have been made or accrued on the Company Financials and each such plan otherwise has no unfunded liability which is not reflected on the Company Financials. All contributions made or accrued with respect to each Company Employee Benefit Plan is fully deductible by the Company or a Company Plan Affiliate.

  (m) the Company has otherwise performed all material obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Benefit Plan; neither the Company nor any current or former Company Plan Affiliate has otherwise incurred any liability to the PBGC, the Service, any multi-employer plan, the Department of Labor or otherwise with respect to any Company Employee Benefit Plan that has not been satisfied in full, and, to the Company's knowledge and the knowledge of any current or former Company Plan Affiliates, no condition exists that presents a material risk to the Company or Purchaser of incurring such a material liability.

  (n) As used in this Agreement, the following terms shall have the following respective meanings:

    (i) the term "Company Employee Benefit Plan" shall mean any plan described in (i), (ii) or (iii) of Section 2.22(a), whether or not scheduled, which the Company, or any current or former Company Plan Affiliate has at any time maintained, made contributions to or had any other liability with respect to, and which could result in Purchaser or the Company having any liability, whether direct or indirect.

    (ii) the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    (iii) with respect to any person ("First Person") the term "Plan Affiliate" shall mean any other person or entity with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under Section 414 of the Code or Section 4001(b) of ERISA, and any regulations, administrative rulings and case law interpreting the foregoing.

  (o) There are no options outstanding under the 1996 Non-Employee Director's Share Option Plan.

  2.23 CERTAIN PAYMENTS. Neither the Company nor any director, officer, agent, or employee of the Company or any other person or entity associated with or acting for or on behalf of the Company, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured,
(c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (d) in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law, which could result in the Company or the Purchaser having any material liability. The Company has not established or maintained any fund or asset that has not been recorded in the books and records of the Company.

  2.24 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in the section of the Company SEC Reports captioned "Security Ownership of Certain Beneficial Owners and Management" and "Other Information-Directors and their Interests'; Certain Transactions," and except for their equity interest in the Company and any claim for compensation and expense reimbursement for the current payroll or expense reimbursement period, the directors and officers of the Company and their Related Persons (as defined below) do not have any interest in any of the assets of the Company and do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any person or entity that has (i) had material business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of products or services of the Company (a "Competing Business") in any market presently served by the Company, except a solely passive investment of less than three (3) percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in over-the-counter market. Except as set forth in the Company Schedules and except as set forth in the section of the Company SEC Reports captioned: "Other Information--Directors and their Interests'; Certain Transactions," no officer or director of the Company and none of their Related Persons is a party to any contract with, or has any claim or right against, the Company. All money owed by the Company to officers or directors or their "Related Persons" (other than for salary) are for bona fide debts. For purposes hereof, the term "Related Persons" shall mean: (a) each other member of such individual's Family; and (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse, (iii) any lineal descendant of such individual, or (iv) a trust for the benefit of the foregoing.

  2.25 BANK ACCOUNTS. The Company Schedules contain a complete and accurate list of each bank or other financial institution at which the Company has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

  2.26 POOLING OF INTERESTS. To the knowledge of the Company, based on consultation with its independent accountants, neither the Company nor its directors, officers or shareholders has taken any action which would interfere with (i) Purchaser's ability to account for the Acquisition as a pooling of interests or (ii) Purchaser's or the Company's ability to continue to account for as a pooling of interests any past acquisition by the Company currently accounted for as a pooling of interests.

  2.27 CHANGE OF CONTROL PAYMENTS. Except for the acceleration of vesting and exercise of outstanding stock options in accordance with the terms of the Company Share Option Plans, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company or any of its subsidiaries from the Company or any of its subsidiaries, under any Company Employee Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as disclosed in the Company Schedules.

  2.28 REGISTRATION STATEMENTS; PROXY STATEMENTS/PROSPECTUS. If the Registration Statement (as defined in Section 3.6) is filed, the information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the Court Meeting and the General Meeting (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date of the Proxy Statement is first mailed to the Company's shareholders, at the time of the Court Meeting or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Court Meeting or General Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Purchaser. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or concerning Purchaser which is contained in any of the foregoing documents.

  2.29 BOARD APPROVAL. The Board of Directors of the Company has, on or prior to the date hereof, unanimously approved this Agreement and the Acquisition.

  2.30 FAIRNESS OPINION. The Company has received a written opinion from Broadview Associates, dated as of the date hereof, that the Exchange Ratio contemplated by this Agreement is fair to the Company's shareholders from a financial point of view and has delivered to Purchaser a copy of such opinion.

  2.31 BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for a fee due to Broadview Associates at the Effective Time pursuant to an agreement, a copy of which has been provided to Purchaser.

  2.32 REPRESENTATIONS AND STATEMENTS COMPLETE. None of the written or oral representations or warranties made by the Company or any of its officers or directors, nor any statement made in the Company Schedules, exhibits hereto, or certificate furnished by the Company or its officers, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Purchaser represents and warrants to the Company, subject to the exceptions specifically disclosed in the disclosure letter supplied by Purchaser to the Company (the "Purchaser Schedules") and dated as of the date hereof as follows:

  3.1 ORGANIZATION OF PURCHASER. Each of Purchaser and its material subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Purchaser. Accurate copies of the Certificate of Incorporation and Bylaws of Purchaser, each as amended to date, are filed as Exhibits to the Purchaser SEC Reports.

3.2 CAPITAL STRUCTURE.

  (a) The authorized stock of Purchaser consists of 180,000,000 shares of Common Stock, $.001 par value, of which 63,753,657 shares were issued and outstanding as of the date hereof, and 10,000,000 shares of Class II Preferred Stock, $.01 par value, 1,000,000 shares of which (subject to adjustment upward or downward by the Company's Board of Directors) have been designated as Series A Junior Participating Preferred Stock, and 1,775,000 of which (subject to adjustment upward or downward in accordance with the Purchaser's Certificate of Incorporation, as amended) have been designated as Class II Series B Preferred Stock. No shares of the Series A Junior Participating Preferred Stock are issued or outstanding. A total of 1,768,421 shares of Class II Series B Preferred Stock are issued and outstanding. A total of 1,768,421 shares of Class II Series B Preferred Stock are issued and outstanding. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The registered holders of Purchaser Common Stock have the right (a "Right") to purchase from Purchaser upon the occurrence of certain events, for each share of Purchaser Common Stock owned, one-hundredth of a share of Class II Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Rights Shares"), of Purchaser at a price of $125.00 per one-hundredth of a Preferred Rights Share, subject to adjustment. Each one-hundredth of a Preferred Rights Share is entitled to one vote, a dividend equal to the dividend per share paid on the Purchaser Common Stock, and a liquidation payment equal to the liquidation payment per share paid on the Purchaser Common Stock. The description and terms of the Rights are set forth in a Rights Agreement between Purchaser and Harris Trust and Savings Bank, as Rights Agent, a copy of which has been provided to the Company. As of the date hereof, Purchaser has also reserved (i) 1,075,034 shares of Common Stock for issuance to the Purchaser's officers, directors, employees or independent contractors or affiliates thereof under the Purchaser's 1989 Stock Option Plan, (ii) 115,000 shares of Common Stock for issuance to the Chief Executive Officer of the Purchaser under the Purchaser's Chief Executive Officer Stock Option Plan,
(iii) 2,815,274 shares of Common Stock for issuance to the Purchaser's officers, directors, employees or independent contractors or affiliates thereof under the Purchaser's 1991 Stock Option Plan, (iv) 100,000 shares of its Common Stock for issuance to non-employee directors of the Purchaser under the Purchaser's Directors' Stock Option Plan, (v) 1,000,000 shares of its Common Stock for issuance to officers, directors, employees, independent contractors or other service providers of the Purchaser under the 1995 Stock Incentive Plan, (vi) 8,600,000 shares of its Common Stock for issuance to officers, directors, employees, independent contractors or other service providers of the Purchaser under the Purchaser's 1995 Employee Incentive Compensation Plan, (vii) 1,768,421 shares (subject to adjustment upward or downward) of its Common Stock for issuance upon conversion of outstanding shares of Class II Series B Preferred Stock, and (viii) 8,243,726 shares of Common Stock for issuance upon the election by the holders of 6.25% Convertible Subordinated Notes to convert such notes into shares of Common Stock as provided therein. As of November 30, 1997, of the 13,379,526 shares of Purchaser Common Stock reserved for issuance upon exercise of options therefor, 11,699,167 shares remained subject to outstanding options and 1,680,359 shares were reserved for future grant. In addition, pursuant to Purchaser's Employee Stock Purchase Plan, 260,000 shares of Purchaser's Common Stock will be issuable to the participants therein for the offering period ending

February 28, 1998, [provided that all participants continue to contribute at current levels (assuming the purchase price of such shares to be 85% of the fair market value of Purchaser's Common Stock on the first day of the current offering period)]. In addition, there are outstanding (A) $115,000,000 (aggregate principal amount) of 6 3/4% Convertible Subordinated Notes Due 2001, which are (i) convertible at the option of the holder into shares of Purchaser Common Stock at any time prior to maturity at a conversion price of $13.95 per share (equivalent to a conversion rate of 71.685 shares per $1,000 principal amount of Notes), (ii) redeemable at the option of Purchaser at any time after November 15, 1999 and (iii) mature on November 15, 2001, and (B) $150,000,000 (aggregate principal amount) of 6.25% Convertible Subordinated Notes Due 2002, which (i) are redeemable at the option of the Purchaser at any time after December 15, 2000 and (ii) mature on December 15, 2002. All shares of Purchaser Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth above and for shares of Purchaser Common Stock issuable in connection with business combinations or acquisitions of technology pursuant to agreements entered into after the date hereof, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which Purchaser is a party or by which it is bound obligating Purchaser to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Purchaser or obligating Purchaser to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement.

  (b) The shares of Purchaser Common Stock to be issued pursuant to the Acquisition will, upon assistance, be duly authorized, validly issued, fully paid and non-assessable.

  3.3 AUTHORITY

  (a) Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligations of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

  (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Purchaser or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated hereby.

  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the From S-4 Registration Statement with the SEC, (iii) the filing of a Form 8-K with the SEC within 15 days after the Effective Time, (iv) listing of the Conversion Shares on the Nasdaq National Market, (v) any filings as may be required under applicable state securities laws and the laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Purchaser.

  3.4 SEC FILINGS; PURCHASER FINANCIAL STATEMENTS

  (a) Purchaser and each of its subsidiaries has filed all material forms, reports and documents required to be filed with the SEC since January 1, 1996, and has made available to the Company, in the form filed with the

SEC, (i) its Annual Reports on From 10-K for the fiscal years ended 1995 and 1996, respectively, (ii) its Quarterly Reports on From 10-Q for the periods ended March 31, June 30, and September 30, 1997 (the "September 1997 10-Q"),
(iii) all proxy statements relating to Purchaser's meetings of stockholders (whether annual or special) held since December 31, 1995, (iv) all other reports or registration statements filed by Purchaser with the SEC since December 31, 1995, and (v) all amendments and supplements to all such reports and registration statements filed by Purchaser with the SEC. All such required forms, reports and documents (including those enumerated in clauses (i) through (iii) of the preceding sentence) are referred to herein as the "Purchaser SEC Reports." As of their respective dates, the Purchaser SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act. as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Purchaser's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports (the "Purchaser Financials"), including any Purchaser SEC Reports filed after the date hereof until the Closing, (i) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented the consolidated financial position of Purchaser and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments, which, as to September 1997 10-Q, are not expected to be material in amount. The audited balance sheet of the Company contained in the Purchaser SEC Reports as of December 31, 1996 is hereinafter referred to as the "Purchaser Balance Sheet."

  (c) Purchaser has heretofore furnished or made available to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Purchaser with the SEC pursuant to the Securities Act or the Exchange Act.

  3.5 POOLING OF INTERESTS. To Purchaser's knowledge, based on consultation with its independent accountants, neither Purchaser nor its directors, officers or stockholders nor any of its subsidiaries has taken any action which would interfere with Purchaser's ability to account for the Acquisition as a pooling of interests.

  3.6 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. Provided that Purchaser determines to have a Form S-4 filed, and subject to the accuracy of the representations of the Company made in Section 2.28, the registration statement on Form S-4 (or such other or successor form as shall be appropriate), (including any amendments or supplements thereto, the "Registration Statement"), pursuant to which the shares of Purchaser Common Stock to be issued in the Acquisition may be registered with the SEC shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Purchaser for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Court Meeting or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Court Meeting and General Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Purchaser, or any of their respective affiliates, officers or directors should be discovered by Purchaser which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Purchaser will promptly inform the Company. Notwithstanding the foregoing, Purchaser makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

  3.7 BOARD APPROVAL. The Board of Directors of Purchaser has, as of the date hereof, unanimously approved this Agreement and the Acquisition.

  3.8 BROKERS' AND FINDERS' FEES. Purchaser has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Acquisition or any transaction contemplated hereby.

  3.9 ABSENCE OF CERTAIN CHANGES OF EVENTS. Since the date of the Purchaser Balance Sheet, except with respect to the actions contemplated by this Agreement, Purchaser has conducted its business in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Material Adverse Effect on Purchaser or any development that reasonably would be expected to have a Material Adverse Effect on the Purchaser.

  3.10 NO UNDISCLOSED LIABILITIES. Except as set forth in Purchaser Schedules, and except as set forth in the unaudited balance sheet of Purchaser included in the September 1997 10-Q, Purchaser has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than liabilities or obligations reflected or adequately reserved against in the Purchaser Balance Sheet, current liabilities incurred in the ordinary course of business since the date of the Purchaser Balance Sheet, and obligations under executory contracts.

  3.11 LITIGATION. There is no suit, action, arbitration, demand, claim or proceeding pending, or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Purchaser or any of its subsidiaries, which reasonably would be expected to be material to Purchaser. To the knowledge of Purchaser, there are no facts which could reasonably from the basis of any material claim against the Company or any of its subsidiaries.

  3.12 TAX FREE REORGANIZATION. Purchaser will treat the transactions contemplated hereby as a tax-free reorganization under (S)368(a)(1)(B) of the Code for U.S. income tax purposes and will not take any contrary position, unless required to do so in order to comply with applicable federal and state law.

  3.13 REPRESENTATIONS AND STATEMENTS COMPLETE. None of the written or oral representations or warranties made by Purchaser or any of its officers or directors, nor any statement made in Purchaser Schedules, exhibits hereto, or certificates furnished by Purchaser or its officers, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

4. CONDUCT PRIOR TO THE EFFECTIVE TIME

  4.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 4.1 shall include the Company and each of its subsidiaries) agrees, except to the extent that Purchaser shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to keep financial records of the Company in accordance with sound business practices, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, to file all necessary and/or required forms, reports and documents required to be filed with the SEC ("Future SEC Reports") and to prepare such Future SEC Reports in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Future SEC Reports, including without limitation, Section 10(b)(5) of the Securities Act, and to use commercially reasonable efforts consistent with past practices and policies to preserve intact the Company's present business organizations, to the best of its ability and except as a result of announcement of the signing of this Agreement, to keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, to the end that the Company's goodwill and ongoing businesses be unimpaired at the Effective Time. The Company shall promptly notify Purchaser of any event or occurrence not in the ordinary course of business of the Company, and will not enter into or amend any agreement or take any action which reasonably would be expected to have a Material Adverse Effect on the Company. Except as expressly provided for by this Agreement, the Company shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Purchaser, which consent will not be unreasonably withheld:

    (a) Accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Share Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Create any new subsidiaries, or enter into partnership arrangements, joint ventures, joint development agreements or strategic alliances, agreements to create standards or agreements with "Standard" bodies;

    (c) Grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with the Company's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Purchaser or pursuant to written agreements consistent with the Company's past agreements under similar circumstances;

    (d) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights (including rights to resell or relicense the Company Intellectual Property Rights) or enter into grants to future patent rights, other than End-User Licenses entered into in the ordinary course of business consistent with past practices (which End-User Licenses may include, without limitation, non-material changes, but may not include a right to modify, distribute or sublicense the software covered by such End-User Licenses, and which may include, or have in connection with such End-User License, a software escrow containing release conditions consistent with escrow agreements previously entered into by the Company);

    (e) Commence any litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with the Purchaser prior to the filing of such a suit;

    (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its share capital, or split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of share capital of the Company;

    (g) Repurchase or otherwise acquire, directly or indirectly, any Company Ordinary Shares;

    (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any Company Ordinary Shares or any other security of the Company, or of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue, any such shares, securities or other convertible securities, other than (i) the issuance of shares of Company Ordinary Shares pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement consistent with the terms of the applicable

  Company Share Option Plan, and (ii) shares of Company Ordinary Shares issuable to participants in the Stock Purchase Plan consistent with the terms of that Plan;

    (i) Cause, permit or propose any amendments to the Company's Memorandum of Association or Articles of Association or the Articles (or Certificates) of Incorporation or Bylaws of any of the Company's subsidiaries (other than any amendments specifically provided for in the Resolution);

    (j) Sell, lease, license, encumber or otherwise dispose of any of the Company's properties or assets which are material, individually or in the aggregate, to the business of the Company;

    (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or guarantee any debt securities of others;

    (l) Adopt or amend any Company Employee Benefit Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any share purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration in excess of $50,000 to any individual director or employee, or $400,000 to all directors and employees;

    (m) Revalue any of the Company's assets, including without limitation writing down the value of inventory, writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

    (n) Except as set forth in the Company Schedules, pay, discharge or satisfy in an amount in excess of $50,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities and of the type reflected or reserved against in the Company Financials (or the notes thereto);

    (o) Except as set forth in the Company Schedules, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

    (p) Intentionally take any action, including the acceleration of vesting of any options, warrants, restricted shares or other rights to acquire shares of the Company Ordinary Shares, which would be reasonably likely to interfere with Purchaser's ability to account for the Acquisition as a pooling of interests;

    (q) Incur costs and expenses in excess of $1,250,000, in the aggregate, in connection with the preparation, negotiation and execution of this Agreement and the completion of the transactions contemplated hereby, including without limitation, costs and expenses of lawyers, accountants, investment bankers and other consultants or representatives, but excluding any filing fees and printing and mailing costs incurred in connection with the Registration Statement or Proxy Statement and fees and expenses which may be owed to Broadview Associates;

    (r) Enter into any mortgage, indenture, lease, contract or other agreement, the terms of which conflict with or are violated by, or under which a default occurs or will occur, by or as a result of this Agreement or the consummation of the Acquisition, which conflict, violation or default would, individually or collectively, be material;

    (s) Voluntarily enter into any agreement, judgment, injunction, order or decree binding upon the Company or its subsidiaries or the Company Intellectual Property Rights, which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current or currently proposed business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company;

    (t) Enter into any agreement that would have been required to be disclosed under Section 2.14 or 2.15 had the agreement been entered into prior to the date hereof (other than End-User Licenses which adhere to the provisions set forth in the second parenthetical of Section 4.1(d), and other than licenses for Embedded Products, which End-User Licenses and licenses for Embedded Products are generally available, will be used in their generally available form, and are entered into in ordinary course of business, consistent with past practices) or take any action which would constitute a material violation under any agreement or agreements, which are, individually or collectively, material to the Company;

    (u) Take any action which wilfully violates the proprietary rights of a third party;

    (v) Take any action which constitutes a violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on the Company;

    (w) Take any action that would, if taken prior to the date hereof, constitute a violation of a representation and warranty contained in
  Section 2.23;

    (x) Agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through (x) above; or

    (y) Agree in writing or otherwise to take, any other action with would cause or would be reasonably likely to cause any of the conditions to the Acquisition set forth in Sections 6.1 or 6.3, not to be satisfied.

  4.2 COVENANT REGARDING AMENDMENT TO THE SCHEME. No amendment to the Scheme will be proposed by the Company without the consent of Purchaser (which consent will not be unreasonable withheld or delayed). If any amendment to the Scheme or the Resolution is proposed at the Court Hearing by the Court or any party (other than the Company), the Company will withdraw its application for the Scheme to be sanctioned by the Court, unless and until Purchaser will withdraw its application for the Scheme to be sanctioned by the Court, unless and until Purchaser consents to such amendment; provided that both the Company and Purchaser agree to accept any amendment to the Scheme required by the High Court if the amendment is (i) consistent with the provisions of this Agreement or (ii) not materially less favorable to the Company and Purchaser than the terms set forth in this Agreement.

  4.3 PURCHASER'S COVENANTS.

  (a) Except as expressly provided for in this Agreement, Purchaser shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company, which consent will not be unreasonably withheld, take, or agree in writing or otherwise to take, any action which would cause, or which would be reasonably likely to cause, any of the conditions to the Acquisition set forth in Sections 6.1 or 6.2, not to be satisfied.

  (b) Purchaser covenants to the Company (for itself and as trustee for holders of Scheme Shares) that it will instruct English Counsel to appear at the hearing of the petition to sanction the Scheme and, by such Counsel, that it shall undertake to the High Court to be bound by the Scheme and, subject to
Section 4.2 hereof, to execute and do, and to procure to be executed and done, all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to the Scheme.

  (c) For the avoidance of doubt, all and any UK Stamp Duty and/or Stamp Duty Reserve Tax payable in relation to the Acquisition shall be borne and paid by Purchaser. Purchaser further covenants to Company (for itself and as trustee for holders of Scheme Shares) to execute and do, and procure to be executed and done, all documents, acts and things (including the giving of undertakings to submit and/or the submission of documentation relating to the Scheme for Stamp Duty adjudication) as may be necessary or desirable to be executed or done for the purpose of enabling registration at the Registrar of Companies of the Order of the High Court sanctioning the Scheme and confirming the reduction of capital in connection with the Scheme to occur as expeditiously as possible, including in the event that the UK Inland Revenue or the Registrar of Companies shall allege that Stamp Duty or Stamp Duty Reserve Tax is payable in relation to the Acquisition.

  (d) Purchaser covenants to the Company that it shall not cause any split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Ordinary Shares), reorganization, recapitalization or other like change with respect to Purchaser Common Stock between the Hearing Date and the Effective Time.

  4.4 PAYMENT OF STAMP DUTY AFTER EFFECTIVE TIME. If, following the Effective Time, Purchaser shall acquire any Company Ordinary Shares (including such shares arising on exercise of Company Options), any U.K. Stamp Duty or Stamp Duty Reserve Tax shall be borne by Purchaser.

  4.5 COMPANY ACTIONS REGARDING CERTAIN COMPANY SHARE OPTION PLANS. Company hereby covenants that it shall enter into an agreement (to the extent it has not already done so) with LBMS Trustee Company Limited (the "Trustee"), as trustee under the LBMS Employees' Share Scheme Trust (the "Trust") to the effect that (a) the Company will provide Company Ordinary Shares to the Trustee to allow the Trustee to meet its commitment under the Trust to holders of Company Options to the extent it does not already possess such shares and
(b) the Trustee shall use its Company Ordinary Shares to also satisfy the Company's obligations to employees under the Employee Stock Purchase Plan. The Company shall prior to the Effective Time provide Purchaser with such agreement with the Trustee.

5. ADDITIONAL AGREEMENTS

  5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, Purchaser and the Company shall prepare, and file with the SEC, the Proxy Statement and, if Purchaser elects to file a registration statement with respect to the issuance of Purchaser Common Stock in respect of the Scheme Shares, which such election shall be made if Purchaser is required to do so in order to comply with applicable securities laws, Purchaser shall prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Subject to the preceding sentence, each of the Purchaser and Company shall use its best efforts to have the Registration Statement declared effective as soon thereafter as practicable; provided, however, that Purchaser shall have no obligation to agree to account for the Acquisition as a "purchase" in order to cause the Registration Statement to become effective. The Proxy Statement shall include the fairness opinion of Broadview Associates referred to in Section 2.30. The Proxy Statement shall, subject to the proper exercise of the fiduciary duties of the Directors of the Company, also include the recommendations of the Board of Directors of the Company in favor of the Acquisition which shall not be withdrawn, modified or withheld except in compliance with this Agreement.

  5.2 MEETINGS OF SHAREHOLDERS. Promptly after the date hereof, the Company shall take all action necessary in accordance with the U.K. and U.S. Law and its Memorandum of Association and Articles of Association to convene the Court Meeting and the General Meeting, to be held as promptly as practicable for the purpose of voting upon this Agreement and the Acquisition as a Scheme and the Resolution, respectively. The Proxy Statement shall contain the Scheme in the form set out in the Exhibit A, the notice of the Court Meeting in the form set out in Exhibit B and the notice convening the General Meeting in the form set out in Exhibit C, in each case subject to such changes and amendments as may be agreed between the Company and Purchaser and/or as may be directed by the High Court, together with an "Explanatory Statement" complying with the provisions of Section 426 of the Companies Act and otherwise in a form reasonably satisfactory to the Company and the Purchaser.

  5.3 ACCESS TO INFORMATION; CONFIDENTIALITY.

  (a) The Company shall afford Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all information concerning the business, including the status of product development efforts, properties and personnel of the Company as Purchaser may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

  (b) The parties acknowledge that Purchaser and the Company have previously executed a Nondisclosure Agreement, dated October 10, 1997 (the "Nondisclosure Agreement") and a Non-Recruitment dated November 21, 1997, which Nondisclosure Agreement and Non-Recruitment Agreement shall continue in full force and effect in accordance with their respective terms.

  5.4 NO SOLICITATION.

  (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries will not, and will not permit their respective directors, officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, (i) solicit, initiate or encourage submission of any inquiries, proposals or offers by, (ii) (save where required otherwise by applicable law or regulation) participate in any negotiations nor negotiations with, (iii) (save where required otherwise by applicable law or regulation) afford any access to the properties, books or records of the Company or any of its subsidiaries to, or (iv) otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than Purchaser and its affiliates, agents and representatives), in connection with any Acquisition Proposal. For the purposes of this Agreement, an "Acquisition Proposal" shall mean any proposal relating to any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Company Ordinary Shares, ADRs or ADSs, proxy solicitation, or other business combination involving the Company or any subsidiary thereof. In addition, from and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, (save where required otherwise by applicable law or regulation) the Company and its subsidiaries will not, and will not permit their respective directors, officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Purchaser). The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

  (b) Notwithstanding the provisions of paragraph (a) above, prior to the approval of this Agreement and the Acquisition as a Scheme by the shareholders of the Company at the Court Meeting and the approval of Resolutions at the General Meeting, nothing contained in this Agreement shall prevent the Company from furnishing information concerning the Company and its business, properties and assets (but not encouraging the requests for such information) to any third party, provided that (i) such third party has delivered to the Company in writing an unsolicited, bona fide Superior Proposal (as hereinafter defined), (ii) the Company notifies Purchaser immediately of any disclosure of non-public information to any such third party, with a description of the information to be disclosed, and (iii) the Company provides such non-public information pursuant to a confidentiality agreement at least as restrictive as the Confidentiality Agreement. Notwithstanding the foregoing, the Company may not provide any non-public information to any third party if it has not prior to the date thereof provided such information to Purchaser or Purchaser's representatives.

  (c) In the event the Company receives an Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgement determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the shareholders of the Company from a financial point of view than the Acquisition and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgement of the Board of Directors of the Company (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated (a "Superior Proposal"), nothing contained in this Agreement shall prevent the Board of Directors of the Company from accepting or approving such Superior Proposal or recommending such Superior Proposal to the Company's shareholders, if the Board determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board may amend, withhold or withdraw its recommendation of the Acquisition. Subject to the right of termination set forth in Section 7.1(g), except to the extent expressly set forth in this Section 5.4, nothing shall relieve the Company from complying with all other terms of this Agreement. Notwithstanding the foregoing, the Company shall provide not less than five (5) business days prior written notice to Purchaser before accepting or approving a Superior Proposal.

  (d) The Company will (i) notify Purchaser immediately if any proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) immediately communicate to Purchaser the principal terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror.

  (e) Nothing contained in this Section 5.4 shall prevent the Company or its Board of Directors from complying with the provisions of Rule 14e-2(a) and 14d-9 promulgated under the Exchange Act.

  5.5 EXPENSES. All fees and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated; provided, however, that Purchaser and the Company shall share equally all fees and expenses, other than attorneys', accountants' and financial advisor's fees, incurred in connection with the printing and filing of the Registration Statement (including financial statements and exhibits) and any amendment or supplements thereto.

  5.6 PUBLIC DISCLOSURE. Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Acquisition or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq National Market, and in any event in accordance with the terms of the Confidentiality Agreements.

  5.7 POOLING ACCOUNTING. Purchaser and the Company shall each use its reasonable commercial efforts to cause the business combination to be effected by the Acquisition to be accounted for as a pooling of interests. Each of Purchaser and the Company shall use its reasonable commercial efforts to cause its Affiliates (as defined in Section 5.9) not to take any action that would adversely affect the ability of Purchaser to account for the business combination to be effected by the Acquisition as a pooling of interests.

  5.8 AUDITORS' LETTERS. The Company shall use its reasonable commercial efforts to cause to be delivered to Purchaser a letter of Price Waterhouse LLP, independent auditors to the Company, dated a date within two business days before the date on which the Registration Statement (if any) becomes effective, and addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Purchaser shall use its reasonable commercial efforts to be delivered to the Company a letter of KPMG Peat Marwick LLP, independent auditors to the Purchaser, dated a date within two business days before the date on which the Registration Statement (if any) becomes effective, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  5.9 AFFILIATE AGREEMENTS. Set forth respectively in Purchaser's Schedules and the Company's Schedules is a list of those persons who are, in Purchaser's or the Company's reasonable judgment, as the case may be, "Affiliates" of Purchaser of the Company, as the case may be, within the meaning of Rule 145 (each such person who is an "affiliate" of Purchaser or the Company within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Each of Purchaser and the Company shall provide the other such information and documents as the other shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable commercial efforts to deliver or cause to be delivered to Purchaser, concurrently with the execution of this Agreement, from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit D (each, a "Company Affiliate Agreement" and, collectively, the "Company Affiliate Agreements"). Purchaser shall use its reasonable commercial efforts to deliver or cause to be delivered to the Company, concurrently with the execution of this Agreement, an Affiliate Agreement, executed by each of the Affiliates of Purchaser, in the form attached hereto as Exhibit E (the "Purchaser Affiliate Agreement"). Purchaser shall be entitled to place appropriate legends on the certificates evidencing any Purchaser Common Stock to be received by such Affiliates of the Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Purchaser Common Stock, consistent with the terms of the Company Affiliate Agreements.

  5.10 LEGAL REQUIREMENTS. Each of Purchaser and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other public or private third party required to be obtained or made in connection with the Acquisition or taking of any action contemplated by this Agreement.

  5.11 BLUE SKY LAWS. Purchaser shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Purchaser Common Stock pursuant hereto. The Company shall use its reasonable commercial efforts to assist Purchaser as many be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Purchaser Common Stock pursuant hereto.

  5.12 REASONABLE COMMERCIAL EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall each use its reasonable commercial efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement (including resolution of any litigation prompted hereby). Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

  5.13 CERTAIN BENEFIT PLANS. Subject to compliance with pooling of interests accounting treatment of the Acquisition and the requirements of any applicable laws, Purchaser shall take such reasonable actions as are necessary or appropriate to allow eligible employees of the Company or its subsidiaries to participate in the benefit programs of Purchaser (or in alternative benefit programs on similar terms) as soon as is reasonably practicable after the Effective Time, in accordance with the terms of such programs.

  5.14 TAX-FREE REORGANIZATION. Purchaser and the Company shall each use all reasonable commercial efforts to cause the Acquisition to be treated for purposes of U.S. law as a reorganization within the meaning of Section 368 of the Code.

  5.15 NASDAQ LISTING. Purchaser agrees to authorize for listing on the Nasdaq National Market the shares of Purchaser Common Stock issuable, and those required to be reserved for issuance, in connection with the Acquisition, upon official notice of issuance.

  5.16 INDEMNIFICATION. For a period of two years after the Effective Time, the Company shall indemnify and hold harmless each person who has at any time prior to the Effective Time been an officer, director or employee of the Company or other person entitled to be indemnified by the Company pursuant to its Memorandum of Association or Articles of Association as they are currently in effect on the date hereof to the same extent as provided in such documents.

  5.17 NOTIFICATION. Between the date of this Agreement and the Effective Time, each party will promptly notify the other in writing if that party becomes aware of any fact or condition that causes or constitutes a breach of any of such party's representations and warranties as of the date of this Agreement, or if the party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

  5.18 DELISTING OF ADRS. Prior to the Effective Time, the Company will delist from the Nasdaq National Market, the American Depository Receipts ("ADRs") of the Company, evidencing ownership of American Depository Shares, which represent Company Ordinary Shares, which ADRs are traded on the Nasdaq National Market.

  5.19 AMENDMENT TO THE ARTICLES OF ASSOCIATION. The Resolution presented by the Company at the General Meeting shall include a proposal to amend the Articles of Association in the manner provided by paragraph C of the draft Resolution set out in Exhibit C, incorporating such changes thereto as Company shall determine, provided the written consent of Purchaser is obtained (such consent not to be unreasonably withheld or delayed).

  5.20 ISSUANCE OF COMPANY ORDINARY SHARES AFTER SCHEME. Purchaser covenants with the Company (for itself and as trustee for holders of options over the Company Ordinary Shares), in order to permit the proper operation of the Articles of Association (as amended by the Resolution), that, upon service of a Vendor Notice or a Purchaser Notice (as such terms are defined in the said Articles, as so amended), it will issue to the person from whom such new Company Ordinary Shares ("Later Shareholders") are acquired by Purchaser shares of Purchaser Common Stock in accordance with the Exchange Ratio, as may be adjusted pursuant to the Articles of Association (as so amended), in consideration of the transfer to Purchaser of such Company Ordinary Shares. No fraction of a share of Purchaser Common Stock will be issued to the Later Shareholders by virtue of the forgoing sentence, but in lieu thereof each Later Shareholder who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock to be received by such holder) shall receive from Purchaser an amount of cash calculated as set out in Article 4B of the Articles of Association (as so amended). The Purchaser Common Stock issued will be fully paid and non-assessable, will rank equally in all respects with all Purchaser Common Stock in issue at the time (other than as regards any dividend or other distribution payable by reference to a second date preceding the date of allotment).

  5.21 FORM S-8. Purchaser agrees to file a registration statement on Form S-8 for the shares of Purchaser Common Stock issuable to any Later Shareholders in accordance with Section 5.20 hereof no later than 10 days after the Effective Time.

  5.22 COMPANY SHARE OPTION PLANS.

  (a) Prior to the Effective Time, Purchaser will make a written offer to holders of outstanding options under the Company Share Option Plans, which offer will be subject to consummation of the Acquisition, to exchange their outstanding Company Options for options to purchase Purchaser Common Stock to be issued under Purchaser's Employee Incentive Compensation Plan ("Purchaser Options"). Any acceptance of such offer will be effective immediately after the Effective Time. The Purchaser Options offered by Purchaser to the holders of Company Options will have the following terms and conditions: (i) the vested or unvested status of the Purchaser Options and the vesting schedule shall be identical to that provided by the terms of the applicable Company Share Option Plan, giving effect to any accelerated vesting by virtue of a "change of control," it being understood that, to the extent applicable, the optionholder's acceptance of Purchaser's offer pursuant to this Section shall constitute an agreement to "release options" in consideration of the grant of "equivalent options" in Purchaser and, as a result, Purchaser Options will reflect the remaining vesting schedule of the Company Option, (ii) the term of the Purchaser Options shall be identical to that provided in the applicable Company Share Option Plan; provided, however, that if the terms of the applicable Company Share Option Plan provides that the Company Option will expire or terminate prior to the first anniversary of the Effective Time, whether due to a change of control or by virtue of termination of employment after the Effective Time, than the term of the Purchaser Option shall expire or terminate on the first anniversary of the Effective Time, and (iii) except as set forth above, the terms and conditions of the Purchaser Options shall be substantially identical to those set forth in the applicable Company Share Option Plan. Pursuant to the exchange offer, (1) Company Options shall be exercisable (when vested) for that number of whole shares of Purchaser Common Stock equal to the product of the number of shares of Company Ordinary Shares that were issuable upon exercise of such Company Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Purchaser Common Stock, and (2) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such Purchaser Options shall be equal to the quotient determined by dividing the exercise price per share of Company Ordinary Shares at which such Company Options were exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. Purchaser shall make the offer in accordance with applicable securities laws, including, without limitation, requiring, where it believes necessary, the use of investor representatives for optionholders, and the Company shall cooperate with Purchaser in the offer.

  (b) Purchaser and the Company agree to consider in good faith including the exchange offer provided for in (a) above as part of the Scheme for purposes of obtaining the High Court's approval of the exchange offer.

6. CONDITIONS TO THE ACQUISITION

6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE ACQUISITION. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, and the Order of the High Court regarding the Scheme shall not be filed with the U.K. Registrar of Companies until the following conditions have been met:

    (a) Shareholder Approval. The Agreement, the Acquisition as a Scheme, and the Resolution at the General Meeting, shall have been approved and adopted by the requisite vote under applicable law of the shareholders of the Company.

    (b) High Court Approval/Filing. The Scheme shall have been sanctioned, and the proposed reduction of the Company's share capital shall have been confirmed, by the High Court.

    (c) Registration Statement Effective. If a Registration Statement is filed, the SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

    (d) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

    (e) HSR Act. Any applicable waiting period under the HSR Act shall have expired or been terminated.

    (f) Opinion of Accountants. Each of the parties to this Agreement shall have received letters from its respective accountants with respect to pooling of interests that shall be satisfactory to the other party; provided, however, that the satisfaction of this condition shall not be required to enforce the obligation of Purchaser to effect the Acquisition if the non-satisfaction of this condition is due to an action or inaction of Purchaser which prevents treating the business combination to be effected by the Acquisition as a pooling of interests.

    (g) Nasdaq Listing. The shares of Purchaser Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Acquisition shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

  6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, and the Order of the High Court regarding the Scheme shall not be filed with the U.K. Registrar of Companies until the following conditions have been met, any of which may be waived, in writing, exclusively by the Company:

    (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and the Company shall have received a certificate to such effect signed on behalf of Purchaser by the President, Chief Operating Officer or Chief Financial Officer of Purchaser.

    (b) Agreements and Covenants. Purchaser shall have performed or complied in all materials respect with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to Effective Time, and the Company shall have received a certificate to such effect signed by the President, Chief Operating Officer or Chief Financial Officer of Purchaser.

    (c) Legal Opinion. The Company shall have received a legal opinion from Katten Muchin & Zavis, legal counsel to Purchaser, in substantially the form attached hereto as Exhibit F.

    (d) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Purchaser.

    (e) Affiliate Agreements. Each of the parties identified by Purchaser pursuant to Section 5.10 hereof as being an Affiliate of Purchaser shall have delivered to Purchaser an executed Purchaser Affiliate Agreement which shall be in full force and effect.

    (f) Tax Opinion. The Company shall have received a legal opinion from Ropes & Gray, legal counsel to the Company, to the effect that the Acquisition will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code.

  6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, and the Order of the High Court regarding the Scheme shall not be filed with the U.K. Registrar of Companies until the following conditions have been met, any of which may be waived, in writing, exclusively by Purchaser:

    (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, except for the representations and warranties in Section 2.5 (b), 2.7, 2.9 and 2.19 to the extent specifically given as of the Effective Time, and without giving effect to any notice thereof pursuant to Section 5.17 hereof; Purchaser shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Financial Officer of the Company;

    (b) Agreement of Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Purchaser shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company.

    (c) Third Party Consents. Purchaser shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Purchaser's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of the Company and for the Company to consummate the transactions contemplated hereby except when the failure to receive such consents, etc. would not have a Material Adverse Effect on the Company.

    (d) Legal Opinions. Purchaser shall have received a legal opinion from Ropes & Gray, U.S. legal counsel to the Company, in substantially the form attached hereto as Exhibit G, a legal opinion from Macfarlanes, English legal counsel to the Company, in substantially the form attached hereto as Exhibit H, a legal opinion from Ziegler, Ziegler & Altman, legal counsel for Morgan Guaranty Trust Company of

  New York, the Depository for the Company's ADSs, in substantially the form attached hereto as Exhibit I, and a legal opinion of Hughes & Luce, additional legal counsel to the Company, in substantially the form attached hereto as Exhibit J.

    (e) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company; provided that, for purposes of this Section 6.3(e), a Material Adverse Effect on the Company shall not be deemed to have occurred as a result of
  (i) a decline in the actual or potential future financial condition, properties, assets, liabilities, businesses, operations or results of operations of the Company provided that the Company has operated its business in accordance with Section 4.1 and otherwise consistent with its past practices, (ii) losses of employees or other matters related to the transactions contemplated hereby (including, without limitation, the public announcement thereof), or (iii) actions taken by the Company at the specific request of Purchaser.

    (f) Affiliate Agreements. Each of the parties identified by the Company pursuant to Section 5.10 hereof as being an Affiliate of the Company shall have delivered to Purchaser an executed Company Affiliate Agreement which shall be in full force and effect.

    (g) Transfer of Minority Interests. Any minority interest in the Company subsidiaries not already held by the Company or a wholly-owned subsidiary of the Company shall have been validly transferred to a nominee of Purchaser.

    (h) Termination of the Stock Purchase Plan. The Company shall have terminated the Stock Purchase Plan.

7. TERMINATION, AMENDMENT AND WAIVER

  7.1 TERMINATION. This Agreement may be terminated and the Acquisition abandoned by notice served at any time prior to noon (London time) on the business day immediately following the date on which the High Court shall sanction the Scheme:

    (a) by mutual written consent of the Company and Purchaser;

    (b) by any party if the Company's shareholders do not approve the Acquisition at the Court Meeting or do not approve the Resolution at the General Meeting as provided in this Agreement;

    (c) by Purchaser if:

      (i) there has been a material breach of any representation, warranty, covenant or agreement, contained in this Agreement on the part of the Company and such breach has not been cured within ten (10) business days after written notice to the Company (provided, that Purchaser is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in
    Section 6.3(a) or Section 6.3(b), as the case may be, will not be satisfied, or

      (ii) the Board of Directors of the Company adversely amends, withholds or withdraws its recommendation of the Acquisition, or shall have resolved or publicly announced or disclosed to any third party its intention to do so, or the Acquisition is not submitted to the Company's shareholders as contemplated by this Agreement (provided that Purchaser is not in material breach of the terms of this Agreement);

    (d) by the Company if:

      (i) there has been a material breach of any representation, warranty, covenant or agreement, contained in this Agreement on the part of the Purchaser and such breach has not been cured within ten (10) business days after written notice to the Purchaser (provided, that the Company is not in material breach of the terms of this Agreement; and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in
    Section 6.2(a) or Section 6.2(b), as the case may be, will not be satisfied,

      (ii) the Board of Directors of Purchaser adversely amends, withholds or withdraws its recommendation of the Acquisition (provided that the Company is not in material breach of the terms of this Agreement), or

    (e) by any party hereto if: (i) there shall be a final, non-appealable order of a Federal or state court, or the High Court in effect preventing consummation of the Acquisition; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity which would make consummation of the Acquisition illegal or which would prohibit Purchaser's ownership or operation of all or a material portion of the business of the Company, or compel Purchaser to dispose of or hold separate all or a material portion of the business or assets of the Company or Purchaser as a result of the Acquisition;

    (f) by any party hereto if the Acquisition shall not have been consummated by August 31, 1998 (provided that if the Acquisition shall not have been consummated solely due to the waiting period, or any extension thereof, under the HSR Act not having expired or been terminated, then such date shall be extended to December 31, 1998); provided, further, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and

    (g) by any party if the Board of Directors of the Company accepts or approves a Superior Proposal, or recommends a Superior Proposal to the shareholders of the Company.

  Where action is taken to terminate this Agreement pursuant to this Section 7.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

  7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and, provided that the provisions of Sections 5.3(b) and 5.5 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

  7.3 NOTICE OF TERMINATION. Any termination of this Agreement under Section
7.1 above will be effective immediately upon the delivery of written notice made in accordance with Section 8.1 below by the terminating party to the other party hereto (which shall be copied by facsimile to Macfarlanes (attention: Tim Oldridge) and Clifford Chance (attention: Martin Richards).

  7.4. AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

  7.5. EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8. GENERAL PROVISIONS

  8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Purchaser, to:
        1815 South Meyers Road
        Oak Brook Terrace, Illinois 60181
        Attention: Andrew J. Filipowski
        Telecopy No.: (630) 691-0710

        with a copy to:
        Katten Muchin & Zavis
        525 West Monroe, Suite 1600
        Chicago, Illinois 60661
        Attention: Matthew S. Brown, Esq.
        Telecopy No.: (312) 902-1061

    (b) if to Company, to:
        1800 West Loop South
        Houston, Texas 77027
        Attention: Chief Executive Officer
        Telecopy No.: (713) 625-9470

        with a copy to:
        Ropes & Gray
        One International Place
        Boston, Massachusetts 02110
        Attention: Gregory Moore, Esq.
        Telecopy No.: (617) 951-7050

  8.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

  8.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  8.4 ENTIRE AGREEMENT. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Purchase Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Effective Time and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically set forth in Section 5.20.

  8.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provison.

  8.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  8.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

  8.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  8.9 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties.

  IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

Platinum technolgy, inc.

                                          Learmonth & Burchett Management
                                            Systems PLC

By:_________________________              By:____________________________
Name:_______________________              Title:
Title:______________________                    Chief Executive Officer and
                                                  President